EXHIBIT 99.1

TPT Global Tech’s Smartphone Division Signs a $2.4M Purchase Order to Distribute its No Glasses Naked Eye 3D Lion Phone in Argentina

PR Newswire

SAN DIEGO, May 22, 2019

SAN DIEGO, May 22, 2019 /PRNewswire/ -- TPT Global Tech (OTCBB:TPTW) announced today that its Smartphone Division Lion Universe signed a $2.4M Purchase Order with Argentinean Import Company GO 2 FUTURE S.A. located in Buenos Aries Argentina. The 3D Lion Universe Smartphone will be the first Full HD Naked Eye 3D Smartphone without 3D glasses ever launched in  Argentina. The mobile 3D technology is patent pending.  The Lion 3D Smartphone Phone was designed for consumers looking for portable and affordable cutting-edge technology.  The Company's first generation phones come equipped with full high definition resolution screen for better viewing. This Full HD Naked Eye 3D smartphone is perfect for watching movies, playing games, even editing photos or videos.

Performance and Portability

Whether it's looking at photos, playing music, emailing or surfing the web, consumers want more from their phones. The Lion Phone raises the bar for cellular phones. For the first-time ever, cellular users can enjoy quality 3D viewing with the naked eye, no glasses required, enjoying full high definition video with smooth playback.

"TPT Global Tech is very excited that the Lion Phone is now being positioned to launch in Argentina. The Lion Phone specs are comparable the Galaxy 10 or the IPhone 10X but hundreds of dollar cheaper than those mainstream brands. We believe providing a high quality handset at a good price couple with our other SaaS products, Mobile Media Content and Social Media platform will prove very attractive as we move forward with the worldwide organic growth model. " said Stephen Thomas, CEO of TPT Global Tech Inc.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

About TPT Global Tech

TPT Global Tech Inc. (OTC:TPTW) based in San Diego, California, is a Technology/Telecommunications Media Content Hub for Domestic and International syndication and also provides Technology solutions to businesses domestically and worldwide. TPT Global offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS) and carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.